Exhibit 10.2

Receivable Assignment Agreement between Xantis S.A on behalf of Keyholder Three Securitisation Fund (to be renamed Aegeus Securitisation Fund) and Argentum 47, Inc.

This agreement is made on December 18, 2019 (the “Agreement”) by and between:

1.	KEYHOLDER THREE SECURITISATION FUND (to be renamed Aegeus Securitisation Fund) (hereinafter referred to as “Keyholder” or the “Fund”), a Securitisation fund established in Luxembourg under the Laws of 22 March 2004 on Securitisation, represented by XANTIS S.A. acting as its management company, with registered office at 75 Parc d’Activités, L-8308 Capellen, Grand-Duchy of Luxembourg, registered number B140689 (hereinafter referred to as “XANTIS” or the “Assignee”), and

2.	ARGENTUM 47, INC. a corporate entity registered under the laws of the State of Nevada, United States of America, whose current principal place of business is 34 St. Augustine’s Gate, Hedon, HU12 8EX, Hull, United Kingdom (hereinafter referred to as “Argentum” or the “Assignor”)

Collectively referred to as the “Parties”

WHEREAS:

A.	Argentum 47, Inc. is a corporate entity registered under the laws of the State of Nevada, United States of America, whose current principal place of business is 34 St. Augustine’s Gate, Hedon, HU12 8EX, Hull, United Kingdom (hereinafter referred to as “Argentum”); and

B.	Argentum intends to provide Keyholder Three Securitisation Fund (to be renamed Aegeus Securitisation Fund) security for one or more loans for by way of the assigning Argentum 47 Inc. and its subsidiaries future receivables from its IFA and/or DFM owned and/or to be owned (hereinafter referred to as the “Securitisation Transaction”); and

C.	A Fund has been created for the purpose of the Securitisation Transaction by Xantis S.A.

NOW THEREFORE, in consideration of the covenants hereinafter contained, the Parties have agreed the following conditions within the framework above.

Definitions:

In this Agreement:

“Consideration”	means the total value as ascribed to under Clause 5.

“GBP”	means British Pound Sterling, the official currency of the United Kingdom.

“Receivables”	means all or part of Argentum 47Inc and its subsidiaries future receivables in connection with its financial activities as forecasted and computed under Appendix I and valued under Appendix II.

“Securitisation Transaction”	means the assignment of Receivables as described under Item B of the preamble of the Agreement.

“Units”	means the units issued by the Keyholder Three Securitisation Fund (to be renamed Aegeus Securitisation Fund).

Assignment of the Receivables

1.	Subject to the terms and conditions of this Agreement, the Assignor transfers to the Assignee, and the Assignee hereby agrees to receive from the Assignor the Receivables, together with all of the rights, title, interest and accessories attached to the Receivables referred to under item B of the Preamble representing the type of fees (e.g. management fees, trailer fees, commissions etc.) due to it for the period from June 2020 to May 2025 as attached to Appendix I.

2.	Receivables as referred to under clause 1 above are assigned to the Fund as represented by Xantis S.A. in accordance with Article 55, 56 and 58 of the Luxembourg law of 22 March 2004 on Securitisation and in accordance with the provisions of Article 1689 et seq. of the Luxembourg Civil Code.

3.	The assignment of the Receivables from the Assignor to the Assignee shall be effective as of the date of this Agreement. The assignment of the Receivables is intended to secure and serve as collateral for that certain Loan Agreement of even date between the parties hereto. Any and all Receivables in excess of the principal amount of funds advanced to Argentum 47, Inc. under the Loan Agreement and accrued, but unpaid interest thereon, shall be the sole property of Argentum 47, Inc., assuming the loans evidenced by the Loan Agreement have been paid in full.

Financial conditions related to the assignment of Receivables

4.	Argentum 47 Inc and its subsidiaries irrevocably hereby assign part of total net future income related to the Receivables during the next 60 months based on the computation attached to the Agreement to the Fund as detailed under Appendix I and Appendix II. Net Income is the income after all commissions have been paid to the sales staff and introducers.

5.	The total consideration is valued at GBP 760,862 (Seven Hundred and Sixty Thousand, Eight Hundred and Sixty-Two British Pounds) net of the discount rate of 7% per annum. The gross receivables amount to GBP 903,959 (Nine Hundred and Three Thousand, Nine Hundred and Fifty-Nine British Pounds).

6.	The Assignor and the Assignee agree that the computation as referred under clause 5 represents a fair value as Consideration.

Valuation Procedure of the Receivables

7.	Argentum is obliged to appoint Cornhill Management S.A. as calculation agent to produce the revaluation of the Receivables based on information supplied to it by Argentum 47, Inc. on a quarterly basis each year (i.e. April 15th, July 15th, October 15th and January 15th).

8.	The first time that a computation will be prepared will be on July 15, 2020.

Termination of the Agreement

9.	This Agreement is for a period of Five (5) years and will end when the final payment of the Receivables has been made and may not be terminated by either Party beforehand.

Notices to the Parties

10.	Any notice, request, direction or acknowledgement required or permitted to be given hereunder shall be in writing and shall be properly given by personal delivery or by sending same by any form of telecommunication device to the party for whom it is intended to the respective address set forth below or to such other address as either party may from time to time specify by notice given in accordance herewith. Except as expressly otherwise provided in this Agreement, any notice, if delivered as aforesaid, shall be effective on the date of delivery; and, if sent in the form of a telecommunication device, shall be effective on the business day following the day on which it was sent. Until changed, the addresses for notice of the parties shall be:

If to Argentum 47, Inc.:

Attention: Mr. Enzo Taddei and/or Mr. Peter Smith

34 St. Augustine’s Gate,

Hedon,

HU12 8EX, Hull,

United Kingdom.

If to Keyholder Three Securitisation Fund (to be renamed Aegeus Securitisation Fund):

Attention: The Board of Directors of Xantis S.A.

75 Parc d’Activités,

L-8308 Capellen,

Grand-Duchy of Luxembourg.

Confidentiality

11.	The Parties agree that this receivables assignment agreement will be filed by Argentum 47, Inc. with the SEC on a Form 8-K Current Report; hence, the agreement will be put into the public domain.

Severability

12.	The illegality, invalidity and unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement, or; the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

Representations, Warranties and Covenants of the Parties

13.	The Parties each represent and warrant that the terms of the Agreement do not violate any obligation by which such party is bound, whether arising by contract, operation of law or otherwise, and that the Agreement has been duly authorised by appropriate action and when executed and delivered will be binding on such party in accordance with its terms.

14.	The Parties each represent and warrant to the other party that as of the effective date of this Agreement, each shall have obtained all regulatory and other authorisation required to perform its obligations hereunder and covenants to maintain all such authorizations for the duration of this Agreement and shall proceed with required administrative or mandatory formalities under the governing legislation of the Receivables.

Amendments to the Agreement

15.	This Agreement may only be amended in writing by the prior consent of both Parties.

Governing Law and Jurisdiction of the Agreement

16.	This Agreement, for all purposes, shall be governed, construed and enforced in accordance with the Laws of Luxembourg.

17.	The Parties to the Agreement agree to submit any dispute arising under the Agreement to the exclusive jurisdiction of a competent court in the jurisdiction of the Court of Luxembourg.

Counterparts

18.	This Agreement may be executed in two counterparts each of which shall be deemed to be an original such counterparts shall together constitute one Agreement.

Financial Information

19.	Argentum agrees to provide Xantis S.A. with all required financial information within 10 calendar days in relation with either Argentum and/or the Receivables upon first request of Xantis S.A.

Effect and Entire Agreement

20.	This Agreement with the Appendix I & II constitute the entire agreement between the Parties in connection with these activities and supersedes all previous representations, agreements and understandings, whether oral or written and with effect from December 18, 2019.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year written above.

Xantis S.A., for and on behalf of Keyholder Three Securitisation Fund (to be renamed Aegeus Securitisation Fund)

By:	/s/ Eva Fridich	By:	/s/ Janice Allgrove
Miss Eva Fridich - Director		Miss Janice Allgrove - Director

For acknowledgement

Argentum 47, Inc. and Subsidiaries

By:	/s/ Enzo Taddei	By:	/s/ Peter Smith
Enzo Taddei - Director		Peter Smith - Director

Appendix I

Forecast/Computation of Receivables
Securitisation of Income Model from June 2020 to May 2025

Month	Year	Model Monthly Income		Discounted Rate per Month		Month
June	2020	£	15.066	£	14.979	1
July	2020	£	15.066	£	14.892	2
August	2020	£	15.066	£	14.805	3
September	2020	£	15.066	£	14.720	4
October	2020	£	15.066	£	14.634	5
November	2020	£	15.066	£	14.549	6
December	2020	£	15.066	£	14.465	7
January	2021	£	15.066	£	14.381	8
February	2021	£	15.066	£	14.298	9
March	2021	£	15.066	£	14.215	10
April	2021	£	15.066	£	14.132	11
May	2021	£	15.066	£	14.050	12
June	2021	£	15.066	£	13.969	13
July	2021	£	15.066	£	13.888	14
August	2021	£	15.066	£	13.807	15
September	2021	£	15.066	£	13.727	16
October	2021	£	15.066	£	13.648	17
November	2021	£	15.066	£	13.568	18
December	2021	£	15.066	£	13.490	19
January	2022	£	15.066	£	13.411	20
February	2022	£	15.066	£	13.334	21
March	2022	£	15.066	£	13.256	22
April	2022	£	15.066	£	13.179	23
May	2022	£	15.066	£	13.103	24
June	2022	£	15.066	£	13.027	25
July	2022	£	15.066	£	12.952	26
August	2022	£	15.066	£	12.876	27
September	2022	£	15.066	£	12.802	28
October	2022	£	15.066	£	12.727	29
November	2022	£	15.066	£	12.654	30
December	2022	£	15.066	£	12.580	31
January	2023	£	15.066	£	12.507	32
February	2023	£	15.066	£	12.435	33
March	2023	£	15.066	£	12.363	34
April	2023	£	15.066	£	12.291	35
May	2023	£	15.066	£	12.220	36
June	2023	£	15.066	£	12.149	37
July	2023	£	15.066	£	12.078	38
August	2023	£	15.066	£	12.008	39
September	2023	£	15.066	£	11.939	40
October	2023	£	15.066	£	11.869	41
November	2023	£	15.066	£	11.801	42
December	2023	£	15.066	£	11.732	43
January	2024	£	15.066	£	11.664	44
February	2024	£	15.066	£	11.596	45
March	2024	£	15.066	£	11.529	46
April	2024	£	15.066	£	11.462	47
May	2024	£	15.066	£	11.396	48
June	2024	£	15.066	£	11.330	49
July	2024	£	15.066	£	11.264	50
August	2024	£	15.066	£	11.199	51
September	2024	£	15.066	£	11.134	52
October	2024	£	15.066	£	11.069	53
November	2024	£	15.066	£	11.005	54
December	2024	£	15.066	£	10.941	55
January	2025	£	15.066	£	10.878	56
February	2025	£	15.066	£	10.815	57
March	2025	£	15.066	£	10.752	58
April	2025	£	15.066	£	10.690	59
May	2025	£	15.066	£	10.628	60
		£	**903.959**	**£**	**760.862**

Appendix II

Value of Assigned Receivables

December 18, 2019

Dear Sirs,

Ref.: Keyholder Three Securitisation Fund (to be renamed Aegeus Securitisation Fund).

We are writing to confirm that the Board of Directors of Argentum 47, Inc. has approved the securitization of part of the Company’s future income receivable as per the list on Appendix I.

The total value of receivables being securitized is 903,959 GBP over a five years period commencing on June 18, 2020, subject to confirmation of the related agreement by the Board of Directors of Xantis S.A. and ending Five (5) years of the commencement date.

We confirm that these receivables are reliable to the best of our knowledge.

Argentum 47, Inc.

By:	/s/ Enzo Taddei
Mr. Enzo Taddei - Director

By:	/s/ Peter Smith
Mr. Peter Smith - Director